SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
(Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TABLE OF CONTENTS

ABOUT THE MEETING
ELECTION OF DIRECTORS AND SECURITY OWNERSHIP
INFORMATION RELATING TO THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
COMPENSATION OF EXECUTIVE OFFICERS
PERFORMANCE GRAPH
STOCKHOLDER PROPOSALS
CERTAIN TRANSACTIONS
INDEPENDENT AUDITORS
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSE OF SOLICITATION
STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
ANNUAL REPORT

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Notice of Annual Meeting of Stockholders

To Be Held July 29, 2004

To our stockholders:

      The annual meeting of stockholders of Bally Total Fitness Holding Corporation will be held at 8:30 a.m. (local time) on July 29, 2004 at Bally’s fitness center located at 3554 Mayfield Road, Cleveland Heights, OH 44118 for the following purposes:

1.	The election of two Class II Directors for three-year terms expiring in 2007;

2.	To vote on a stockholder proposal requesting that the necessary action be taken to declassify the Board of Directors, as described herein, if properly presented at the meeting;

3.	To vote on four additional stockholder proposals, as described herein, if properly presented at the meeting; and

4.	Such other business as may properly come before the annual meeting or any adjournment thereof.

      Stockholders of record as of the close of business on June 18, 2004 will be entitled to notice of and to vote at the annual meeting and any adjournment thereof. The transfer books will not be closed.

      The Board of Directors of Bally desires to have the maximum stockholder representation at the annual meeting and respectfully requests that you vote either via the internet, touch-tone telephone or execute, date and return promptly the enclosed proxy card in the postage-paid envelope provided. In order to attend the annual meeting, you must bring the enclosed entrance pass with you. No one will be admitted without the entrance pass.

By order of the Board of Directors,

Cary A. Gaan, Secretary

Chicago, Illinois

June 23, 2004

YOUR VOTE IS IMPORTANT!

PLEASE EXECUTE, DATE AND RETURN PROMPTLY THE ENCLOSED

PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR
VOTE VIA THE INTERNET OR TOUCH-TONE TELEPHONE.

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 29, 2004

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bally Total Fitness Holding Corporation, a Delaware corporation (“Bally” or the “Company”), for use at the annual meeting of stockholders to be held on July 29, 2004, at Bally’s fitness center located at 3554 Mayfield Road, Cleveland Heights, OH 44118 at 8:30 a.m. (local time) and at any postponement or adjournment of the meeting. This statement and the accompanying proxy are being mailed to stockholders beginning on or about June 23, 2004.

ABOUT THE MEETING

What is the Purpose of the Annual Meeting?

      At the annual meeting, stockholders will elect two Class II Directors, vote on certain stockholder proposals if properly presented at the annual meeting and act upon anything else that properly comes before the meeting. In addition, after the meeting, there will be a brief presentation by the Chairman of the Board and a general discussion period during which stockholders will have an opportunity to ask questions.

Who is Entitled to Vote?

      Only stockholders of record at the close of business on the record date, June 18, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting and any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who Can Attend the Meeting?

      All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 7:30 a.m. In order to attend the annual meeting, you must bring your entrance pass.

What Constitutes a Quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on June 18, 2004 will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 33,987,114 shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How Do I Vote?

      If you complete and properly sign the accompanying proxy card and return it to LaSalle Bank N.A., our transfer agent and registrar, it will be voted as you instruct on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person, or you may vote in person. You may also vote via the internet by accessing the World Wide Web site http://www.eproxyvote.com/bft/ or by touch-tone telephone by dialing 1-866-207-3912 and following the instructions. You may vote via the internet or telephone any time prior to 11:59 p.m. Central Time, July 28, 2004. At the meeting, the results of stockholder voting will be tabulated by LaSalle Bank N.A., the independent inspector of elections appointed by Bally for the meeting.

Can I Change My Vote or Revoke My Proxy After I Return My Proxy Card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Bally either a notice of revocation or a duly executed proxy bearing a later date. If you vote in person at the meeting, your proxy will be revoked. However, attendance at the meeting will not by itself revoke a previously granted proxy.

What Are the Board’s Recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote:

FOR election of all the nominees for Class II Directors (see page 3).

AGAINST the first stockholder proposal to declassify the Board of Directors (see page 16).

AGAINST the stockholder proposal to separate the office of the Chief Executive Officer and the Chairman of the Board (see page 18).

AGAINST the stockholder proposal to remove the Company’s stockholder rights plan (see page 19).

AGAINST the second stockholder proposal to declassify the Board of Directors (see page 20).

AGAINST the stockholder proposal to adopt a mandatory retirement age for Directors (see page 21).

      With respect to any other matters that properly come before the meeting, the proxy holders will vote using their own discretion.

What Vote is Required to Approve Each Item?

•	Election of Directors. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the election of Directors is required for the election of Directors. A properly executed proxy marked “WITHHOLD ALL” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Stockholder Proposals. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote will be required for approval of each proposal.

•	Other Items. For each other item which properly comes before the meeting, if any, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the item will be required for approval.

      A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted with respect to such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote with respect to such matter. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

ELECTION OF DIRECTORS AND SECURITY OWNERSHIP

      At the annual meeting, two Class II Directors are to be elected to serve for three-year terms expiring in 2007 or until their successors have been duly elected and qualified. Set forth below are the names of, and certain information with respect to, the persons nominated by the Board of Directors for election as Class II Directors. It is intended that all duly executed or duly tendered proxies in the accompanying form will be voted for the election of such nominees (or such substitute nominees as provided below), unless such authorization has been withheld.

      Authority granted to the persons named in the proxy to vote for the nominees is limited to the two nominees proposed by the Board of Directors and named below, and proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors is not aware that either of the nominees will be unavailable for service at the date of the annual meeting. If, for any reason, either of the nominees becomes unavailable for election, an event which is not presently anticipated, discretionary authority may be exercised by the persons named in the proxy to vote for substitute nominees proposed by the Board of Directors.

      In general, “beneficial ownership” includes those shares a stockholder has the power to vote or transfer and stock options that are exercisable currently or within 60 days. Unless otherwise indicated, all information with respect to ownership of common stock is as of May 31, 2004. On May 31, 2004, Bally had outstanding 33,987,114 shares of common stock. The Common Shares Owned column may include, in certain circumstances, shares of common stock held in the name of the Director’s or executive officer’s spouse, minor children, or relatives sharing the Director’s or executive officer’s home, the reporting of which is required by applicable rules of the Securities and Exchange Commission, but as to which shares of common stock the Director or executive officer may have disclaimed beneficial ownership. As used in the following tables, an asterisk in the Percentage of Outstanding Stock column means less than 1%.

Nominees

CLASS II

Term Expiring in 2007

	Has Served	Common	Options	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

James F. McAnally, M.D., 55 Private practitioner who specializes in hypertension and kidney disease. Dr. McAnally is also the Medical Director of Nephrology Services at Trinitas Hospital in Elizabeth, New Jersey.	1995	12,500	18,333	30,833	*
John W. Rogers, Jr., 46 Chairman and Chief Executive Officer of Ariel Capital Management, LLC/ Ariel Mutual Funds, an institutional money management firm that he founded in 1983. Mr. Rogers also serves as a Director on the boards of Aon Corporation, Bank One Corporation, Exelon Corporation and McDonald’s Corporation.	2003	10,000	1,667	11,667	*

Directors Continuing in Office

CLASS III

Term Expiring in 2005

	Has Served	Common	Options	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

J. Kenneth Looloian, 81 Retired Sr. Vice President and Chief Financial Officer of New Jersey Bell Telephone Company and Bellcore (now Telecordia Technologies). Consultant to Di Giorgio Corporation since 1990.	1995	5,000	18,333	23,333	*
Stephen C. Swid, 63 Chairman and Chief Executive Officer of SESAC, Inc., one of three performing rights organizations in the United States.	2003	0	1667	1,667	*

CLASS I

Term Expiring in 2006

	Has Served	Common	Options	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

Paul Toback, 40 Chairman, President and Chief Executive Officer of Bally.	2003	301,803 (1)	143,333	445,136	1.2%
Barry M. Deutsch, 41 Chief Financial Officer of Ovation Pharmaceuticals, Inc., a specialty pharmaceutical company.	2004	300	0	300	*

(1)	Includes 290,000 shares of restricted stock.

Named Executive Officers and Certain Other Beneficial Owners

	Common	Options	Total	Percentage of
	Shares	Exercisable	Beneficial	Outstanding
Beneficial Owner	Owned	Within 60 Days	Ownership	Stock

William G. Fanelli(1)	160,967	148,333	309,300	*
Senior Vice President, Acting Chief Financial Officer
Cary A. Gaan(1)	93,103	76,667	169,770	*
Senior Vice President, Secretary and General Counsel
John H. Wildman(1)	155,000	138,333	293,333	*
Senior Vice President, Chief Operating Officer
John W. Dwyer	175,872	228,333	404,205	1.2%
Former Executive Vice President, Chief Financial Officer and Director
All Directors and executive officers as a group (12 persons)(1)(2)	958,344	746,667	1,705,011	4.9%
Wellington Management Company, LLP(3)(4)	3,471,700		3,471,700	10.2%
75 State Street, Boston, MA 02109
Columbia Wanger Asset Management, L.P. (“WAM”)(3)(5)	2,939,400		2,939,400	8.6%
WAM Acquisition GP, Inc., the general partner of WAM(3)(5)
Columbia Acorn Trust(3)(5)
227 West Monroe Street, Suite 3000, Chicago, IL 60606
Janus Capital Management LLC(3)(6)	2,478,090		2,478,090	7.3%
Janus Special Equity Fund(3)(6) 100 Fillmore Street, Denver, CO 80206
Dimensional Fund Advisors Inc.(3)(7)	2,208,729		2,208,729	6.5%
1299 Ocean Ave, 11th Flr, Santa Monica, CA 90401

(1)	Includes 125,000, 82,500, 95,000 and 157,500 shares of restricted stock held by Messrs. Fanelli, Gaan, Wildman and three other executive officers of the Company, respectively.

(2)	Does not include shares and options owned by John W. Dwyer, our former Executive Vice President and Chief Financial Officer.

(3)	Represents a beneficial owner of more than 5% of the common stock based on the owner’s reported ownership of shares of common stock in filings made with the Securities and Exchange Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended and the attendant regulations (collectively, the “Exchange Act”). Information with respect to each beneficial owner is generally as of the date of the most recent filing by the beneficial owner with the Securities and Exchange Commission and is based solely on information contained in such filings.

(4)	Wellington Management Company, LLP (“WMC”) in its capacity as investment advisor, may be deemed to beneficially own 3,471,700 shares of common stock which are held of record by clients of WMC. WMC has the shared power to vote or to direct the vote of 3,268,800 shares of common stock and the shared power to dispose or to direct the disposition of 3,471,700 shares of common stock.

(5)	Columbia Acorn Trust is an Investment Company under Section 8 of the Investment Company Act of 1940. WAM is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940; WAM Acquisition GP, Inc. is the General Partner of the Investment Adviser. Columbia Acorn Trust beneficially owns 2,398,900 shares.

(6)	Janus Capital Management LLC is a registered investment adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients. These investment companies and other clients hold the shares of common stock that are reported in this chart. Janus Capital may be deemed to be the beneficial owner of common stock held by these investment companies and clients but disclaims any ownership of the common stock. Janus Special Equity Fund is an investment company registered under the Investment

Company Act of 1940 and is one of the investment companies to which Janus Capital renders advice. Janus Special Equity Fund beneficially owns 2,413,260 shares.

(7)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power and may be deemed to be the beneficial owner of the shares. Dimensional disclaims beneficial ownership of such securities.

INFORMATION RELATING TO THE BOARD OF DIRECTORS

AND CERTAIN COMMITTEES OF THE BOARD

      The Board of Directors held eleven meetings during 2003. Each then-current Director attended all meetings of the Board of Directors and all committees on which the Director served during 2003. All of the Directors then in office attended the annual stockholder meeting in July 2003 and all current Directors plan to attend this year’s annual meeting.

      The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The general functions of such committees, the identity of each committee member and the number of committee meetings held by each committee during 2003 are set forth below.

Director Independence

      The Board of Directors has adopted standards for director independence for determining whether a Director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange (the “NYSE”) and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following Directors are independent: Dr. McAnally and Mr. Rogers, both of whom are standing for election to the Board, and Messrs. Deutsch, Looloian and Swid, none of whom is standing for election to the Board. The Board of Directors has also determined that Mr. Toback, the Company’s President and Chief Executive Officer, who is not standing for election to the Board, is not independent. Accordingly, five of the six Directors are independent. The Board has also determined that all Board standing committees are composed entirely of independent Directors. The independent Directors will meet in executive session at least four times annually, and the chair of such meeting will be determined on a rotating basis.

Contacting the Board of Directors

      Stockholders who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, c/o Corporate Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631. Stockholders who wish to direct communications to only the independent directors of Bally may do so by sending written communications to the independent directors at the following address: Independent Directors, c/o Corporate Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

Audit Committee

      The current members of the Audit Committee are Mr. Looloian (Chairman), Mr. Deutsch and Dr. McAnally. Mr. Deutsch has been a member of the Audit Committee since May 2004. Prior to that time, Martin Franklin, formerly a director, was a member of the Audit Committee. During the year, the Board examined the membership of the Audit Committee with regard to compliance with the NYSE rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are “independent” within the meaning of the NYSE’s rules. The functions of the Audit

Committee are described elsewhere herein under the heading “Report of the Audit Committee” and in the charter of the Audit Committee attached hereto. The Audit Committee held six meetings during 2003.

      The Board of Directors has determined that each member of the Audit Committee is “financially literate” as such terms are defined in the listing standards of the NYSE. Additionally, the Board of Directors has determined that Mr. Looloian is an “audit committee financial expert” under the relevant rules of the Securities and Exchange Commission, and that at least Mr. Looloian has the requisite accounting/financial management expertise required by the listing standards of the NYSE.

      On January 28, 2004, the Board of Directors approved a revised Audit Committee charter, which is attached as Exhibit A hereto.

Compensation Committee

      The current members of the Compensation Committee are Mr. Rogers (Chairman), Mr. Deutsch, Mr. Looloian, Dr. McAnally and Mr. Swid. Mr. Deutsch has been a member of the Compensation Committee since May 2004. Prior to that time, Martin Franklin, formerly a director, was a member of the Compensation Committee. The Board has determined that all members of the Compensation Committee are “independent” within the meaning of the NYSE’s rules. On January 28, 2004, the Board approved a revised Compensation Committee charter, pursuant to which the Compensation Committee is authorized and directed to (i) establish annual and long-term performance goals and objectives for senior executives, (ii) evaluate the performance of the Chief Executive Officer and other senior executives in light of the approved performance goals and objectives, (iii) set the compensation of the Chief Executive Officer and other senior executives of Bally based upon the evaluation of the performance of the Chief Executive Officer and the other senior executives, respectively, (iv) make recommendations to the Board of Directors with respect to compensation, incentive compensation plans and equity-based compensation plans for other Bally officers, (v) prepare an annual self-evaluation of the Compensation Committee, (vi) administer and review Bally’s stock option, bonus and long-term incentive compensation plans, (vii) grant options and awards under all such plans and (viii) approve all amendments to, and termination of, all such plans. The Compensation Committee held six meetings during 2003.

Nominating Committee

      The current members of the Nominating Committee are Dr. McAnally (Chairman), Mr. Looloian and Mr. Swid. The general functions of the Nominating Committee include recommending to the Board of Directors nominees for election as Directors, consideration of the performance of incumbent Directors in determining whether to nominate them for re-election and making recommendations with respect to the organization and size of the Board of Directors and its committees. The Nominating Committee did not hold any meetings during 2003.

      On January 28, 2004, the Board of Directors approved a charter for the Nominating Committee in compliance with the listing standards of the NYSE. The Company’s Corporate Governance Guidelines include policies with regard to stockholder recommendations of nominees to the Board of Directors. The Board of Directors, has determined that all members of the Nominating Committee are “independent” within the meaning of the NYSE’s rules.

      The Nominating Committee will consider nominees to the Board of Directors recommended by stockholders. A recommendation will be considered if submitted in writing addressed to Bally in care of “Nominating Committee,” accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, and a written indication of the consent of the proposed nominee. Candidates for nomination as director are considered on the basis of the following criteria, among others the Nominating Committee deems appropriate, including the specific needs of the Board at the time:

•	personal and professional integrity, ethics and values;

•	experience in corporate management and a general understanding of marketing, finance and other elements relevant to success in today’s business environment;

•	if a Director of Bally, the Director’s past attendance at meetings and participation in and contributions to the activities of the Board;

•	educational and professional background;

•	practical and mature business judgment, including ability to make independent analytical inquiries;

•	“independence” as defined by the NYSE listing standards;

•	financial literacy;

•	standing in the community;

•	ability to complement the Board’s existing strengths;

•	whether the candidate represents a particular constituency or the stockholders generally;

•	whether the candidate’s activities or associations constitute conflicts of interest or legal impediments that might preclude service as a director; and

•	ability and willingness to devote the time required to serve effectively as a director and as a member of one or more committees of the Board of Directors.

      On the basis of the information gathered in this process, the Nominating Committee will determine which nominees to recommend to the Board. Recommendations received prior to any Nominating Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation.

Web-site Access to Charters

      The charters for each of the standing committees of the Board of Directors as well as our Corporate Governance Guidelines and Code of Business Conduct, Practices and Ethics may be accessed through our web-site at www.ballyfitness.com. Additionally, copies may be requested in writing by submitting the request to Cary A. Gaan, Secretary, at the address for our executive offices provided in this proxy statement.

Compensation of Directors

      Members of the Board of Directors who are also employees of Bally do not receive any additional compensation for service on the Board of Directors or any committees of the Board of Directors. Members of the Board of Directors who are not employees of Bally presently receive an annual retainer of $30,000 plus a $2,000 stipend for each Board of Directors meeting attended and $1,000 for each committee meeting attended (providing such committee meeting was not scheduled in conjunction with a board meeting). Non-employee Directors presently receive additional stipends for service on committees of the Board of Directors of $1,000 per year for committee members and $2,000 per year for committee chairmen. Also, pursuant to Bally’s 1996 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), each non-employee Director of Bally is granted an option to purchase 5,000 shares of common stock upon the commencement of service on the Board of Directors, with another option to purchase 5,000 shares of common stock granted on the second anniversary thereof. Additional grants of options may be made from time to time pursuant to the Directors’ Plan. Options under the Directors’ Plan are generally granted with an exercise price equal to the fair market value of the common stock at the date of grant. Option grants under the Directors’ Plan become exercisable in three equal annual installments commencing one year from the date of grant and have a 10-year term. Under the Directors’ Plan, each of the then non-employee Directors of Bally were granted additional options to purchase 5,000 shares of common stock in September 2001, December 2000, January 1998 and January 1996.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth, for each of the years indicated, the compensation paid by us to our Chief Executive Officer and the four other most highly compensated executive officers of Bally as of December 31, 2003 (collectively, the “Named Executive Officers”). During these years, the Named Executive Officers were compensated in accordance with our plans and policies.

Summary Compensation Table

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)(4)

Paul A. Toback	2003	475,000	300,000		1,206,000	200,000
Chairman, President and	2002	298,308	300,000				14,915
Chief Executive Officer	2001	260,000	200,000		706,650	35,000	13,014
William G. Fanelli	2003	325,000	138,125		361,800	120,000	25,077
Senior Vice President,	2002	250,000	160,000				21,500
Acting Chief Financial Officer	2001	250,000	160,000		403,800	20,000	21,750
Cary A. Gaan	2003	375,000	160,000		361,800	120,000	1,000
Senior Vice President,	2002	325,000	160,000				1,000
Secretary and General Counsel	2001	325,000	130,000		302,850	15,000	1,000
John H. Wildman	2003	325,000	138,125		361,800	120,000
Senior Vice President,	2002	250,000	165,000
Chief Operating Officer	2001	250,000	165,000		403,800	20,000
John W. Dwyer(5)	2003	475,000			603,000	160,000
Former Executive Vice President,	2002	372,885	300,000				29,665
Chief Financial Officer and Director	2001	325,000	275,000		706,650	35,000	33,500

(1)	The 2003 bonus represents the bonus earned in 2003 and paid in April 2004. The 2002 bonus represents the bonus earned in 2002 and paid in March 2003. The 2001 bonus represents the bonus earned in 2001 and paid in March 2002.

(2)	Certain incidental personal benefits to executive officers of Bally may result from expenses incurred by Bally in the interest of attracting and retaining qualified personnel. These incidental personal benefits made available to the Named Executive Officers during 2003 are not described herein because the incremental cost to Bally of such benefits is below the required disclosure threshold.

(3)	In 2003, the number of shares of restricted stock awarded to Messrs. Toback, Fanelli, Gaan, Wildman and Dwyer was 200,000, 60,000, 60,000, 60,000 and 100,000, respectively. The value of such shares was determined by the closing price of the common stock at the date of grant, net of consideration paid by each recipient. These shares were issued in the recipient’s name and are held by Bally until the restrictions lapse. The restrictions on these shares lapse four years after the date of issuance, or earlier, upon (i) a change in control of Bally, (ii) the recipient’s death, (iii) the recipient becoming disabled or (iv) termination of employment of the recipient other than for cause. The restriction with respect to 100,000 of the shares issued to Mr. Toback in 2003 lapses solely upon a change in control of Bally. In 2001, the number of shares of restricted stock awarded to Messrs. Toback, Fanelli, Gaan, Wildman and Dwyer was 35,000, 20,000, 15,000, 20,000 and 35,000, respectively. The value of such shares was determined by the closing price of the common stock at the date of grant, net of consideration paid by each recipient. These shares were issued in the recipient’s name and are held by Bally until the restrictions lapse. The restrictions on these shares lapse upon (i) a change in control of Bally, (ii) the recipient’s death, (iii) termination of employment of the recipient due to disability, or (iv) the first date prior to December 31, 2005 which follows seven consecutive trading days on which the trading price equals or exceeds the targeted stock price of $42 per share. If the restrictions do not lapse prior to December 31, 2005, the shares will be forfeited to Bally.

(4)	Represents amounts matched by Bally in connection with participation in Bally’s savings plans.

(5)	Effective April 28, 2004, Mr. Dwyer resigned as Executive Vice President, Chief Financial Officer and Director of the Company and its affiliates.

Employment Agreements

      Bally has entered into employment agreements with Mr. Toback, Mr. Fanelli, Mr. Gaan, and Mr. Wildman for terms of three years through December 31, 2005. Commencing January 1, 2005, such employment period shall be extended each day by one day to create a new one-year term. At any time at or after January 1, 2005, either the Company or the executive may deliver notice to the other party that the employment period shall expire on the last day of the one-year period commencing on the date of delivery of such notice. The agreements provide for an annual base salary ($475,000 for Mr. Toback, $375,000 for Mr. Gaan, and $325,000 for Mr. Fanelli and Mr. Wildman), subject to increases at the discretion of Bally (effective January 1, 2004, Mr. Toback’s annual base salary was increased to $575,000), and a bonus payable at the discretion of Bally. In the event of a change in control of Bally and the successor in control, without cause, terminates the agreement, or employment is constructively terminated, the executive will be paid a lump sum equal to a percentage of his annual target bonus for the year based on the number of days passed until the date of termination, plus two times the executive’s annual salary and target bonus. If it is determined that any payment, distribution or benefit received by the executive from the Company pursuant to his agreement or any stock award or option plan would result in the imposition of excise tax, the Company will pay the executive an additional amount related to the excise tax. Under these employment agreements, if a change in control of Bally had occurred on March 31, 2004 and the executive was subsequently asked to leave the employ of Bally, Mr. Toback would be entitled to a payment of $2,055,625, Mr. Gaan a payment of $1,171,875 and Mr. Fanelli and Mr. Wildman a payment of $1,015,625, plus a percentage of their target bonus based on the number of days worked up to their date of termination, excluding excise tax-related payments, if any, referred to above. In addition, Mr. Gaan’s agreement allows him to voluntarily end his employment after December 31, 2003 and be paid a lump sum equal to his annual salary and target bonus plus a percentage of his annual target bonus for the year based on the number of days passed until the date of termination.

      Effective April 28, 2004, Mr. Dwyer resigned as Executive Vice President, Chief Financial Officer and Director. In connection with Mr. Dwyer’s resignation, Mr. Dwyer and the Company entered into an agreement which provides that Mr. Dwyer will be available to provide consulting services to the Company (primarily regarding matters on which he worked as chief financial officer) through December 31, 2005 (the last day of Mr. Dwyer’s prior employment agreement). During that period, Mr. Dwyer will be paid at an annual rate of $475,000 per year (such payment is equivalent to the salary Mr. Dwyer would have received under his prior employment agreement) and receive additional payments totaling $200,000 (such additional payment is in full satisfaction of any other potential payments that may have been payable to Mr. Dwyer under his prior employment agreement). The time period for Mr. Dwyer to exercise his vested options has also been extended to ninety (90) days after the term of the agreement, and the vesting of 100,000 shares of restricted stock granted to Mr. Dwyer was accelerated. All unvested options held by Mr. Dwyer were forfeited. Mr. Dwyer will also participate in certain benefit plans through December 31, 2005.

Management Retirement Savings Plan

      The Board of Directors has adopted the Bally Total Fitness Holding Corporation Management Retirement Savings Plan (the “Retirement Plan”). The Retirement Plan is a deferred compensation plan designed to permit a select group of management or highly compensated employees to enhance the security of themselves and their beneficiaries following retirement or other termination of their employment. The Retirement Plan is intended to be an unfunded “employee pension benefit plan” under the Employee Retirement Income Security Act of 1974, as amended, and is maintained by Bally. The Retirement Plan is not intended to be qualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Board of Directors, in its sole discretion, designates those members of management or highly compensated employees who are eligible to participate in the Retirement Plan.

      The amount of compensation that may be deferred is presently limited pursuant to a schedule based upon the age of the participant at the beginning of or during the compensation year. For participants who are less than 50 years of age, a maximum of 25% of compensation may be deferred; for those who are 50 to 54 years of age, a maximum of 50% of compensation may be deferred; for those who are 55 to 59 years of age, a maximum of 75% of compensation may be deferred; and for those participants who are 60 years of age or older, a maximum of 100% of compensation may be deferred. During 2003, Bally provided a matching contribution of 50% of the first 10% of eligible compensation the participant deferred and 0% thereafter. Matching contributions are credited to a participant’s matching account and become vested as follows: after one but less than two Years of Deferral (as defined) they become 33 1/3% vested, after two but less than three Years of Deferral they become 66 2/3% vested, and after more than three Years of Deferral they become fully vested. For this purpose, a “Year of Deferral” is credited with respect to a matching contribution for each completed calendar year commencing after the calendar year for which the matching contribution was made. A participant who separates from service will receive his benefits under the Retirement Plan in a lump sum. As soon as possible (but not later than five business days) after a change in control of Bally (as defined), all of the participants’ accounts will become 100% vested.

      For 2003, Bally will contribute $506,123 to the accounts of all participants in the Retirement Plan, of which $41,929 will be allocated to the accounts of all executive officers of Bally as a group. Named Executive Officers receiving allocations are as follows: Mr. Fanelli, $24,077.

Stock Option and SAR Grants

      The following table sets forth certain information regarding options to purchase common stock granted to the Named Executive Officers during 2003. There have been no stock appreciation rights granted by Bally to date.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants

	Number of				Potential Realizable Value
	Shares	% of Total			at Assumed Annual Rates
	Underlying	Options	Exercise		of Stock Price Appreciation
	Options	Granted to	Price		for Option Term (2)
	Granted	Employees in	Per Share	Expiration
Name	(#) (1)	Fiscal Year	($)	Date	5% ($)	10% ($)

Paul A. Toback	100,000	6.0	6.04	5/15/13	379,852	962,620
	100,000	6.0	7.00	10/30/13	440,226	1,115,620
William G. Fanelli	60,000	3.6	6.04	5/15/13	227,911	577,572
	60,000	3.6	7.00	10/30/13	264,136	669,372
Cary A. Gaan	60,000	3.6	6.04	5/15/13	227,911	577,572
	60,000	3.6	7.00	10/30/13	264,136	669,372
John H. Wildman	60,000	3.6	6.04	5/15/13	227,911	577,572
	60,000	3.6	7.00	10/30/13	264,136	669,372
John W. Dwyer(3)	100,000	6.0	6.04	5/15/13	379,852	962,620
	60,000	3.6	7.00	10/30/13	264,136	669,372

(1)	Generally one-third of the options granted may be exercised on the first anniversary of the date of grant, two-thirds after two years from the date of grant and 100% after three years from the date of grant. Each grant was made on the date which is 10 years prior to the date of expiration set forth in the table.

(2)	The potential realizable values represent future opportunity and have not been reduced to present value in 2003 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities and Exchange Commission for illustration purposes. These rates are not intended to be a forecast of the common stock price and are not necessarily indicative of the values that may be realized by the Named Executive Officers. The potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. For example, in order for an individual named above who received options with an exercise price of $6.04 per share to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the common stock would have to be approximately $9.84 and $15.67, respectively.

(3)	In connection with Mr. Dwyer’s April 28, 2004 resignation, Mr. Dwyer entered into an agreement with Bally that provided, among other things, for the forfeiture by Mr. Dwyer of all of his unvested stock options, including all of the options granted in 2003.

Stock Option and SAR Exercises

      The following table sets forth certain information concerning exercises of stock options during 2003 by each of the Named Executive Officers and their stock options outstanding as of December 31, 2003. There have been no stock appreciation rights granted by Bally to date.

Aggregated Option Exercises in Last Fiscal Year and

Option Values at End of Last Fiscal Year

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-the-Money Options
	Shares		Options at December 31, 2003			at December 31, 2003(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)		Exercisable ($)	Unexercisable ($)

Paul A. Toback			110,000	210,000			96,000
William G. Fanelli			128,333	126,667		43,125	57,600
Cary A. Gaan			56,667	123,333			57,600
John H. Wildman			118,333	126,667		100,625	57,600
John W. Dwyer			195,000	170,000	(2)	100,625	96,000	(2)

(1)	Based on the closing price of common stock on the New York Stock Exchange on December 31, 2003, which was $7.00 per share.

(2)	In connection with Mr. Dwyer’s April 28, 2004 resignation, Mr. Dwyer entered into an agreement with Bally that provided, among other things, for the forfeiture by Mr. Dwyer of all of his unvested stock options.

Report of the Audit Committee

      The Audit Committee of the Company’s Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight and integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal auditors and internal audit function. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal controls over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

      In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s financial reporting process and controls.

      As previously reported, the Company changed its accounting methods effective January 1, 2003 related to the recognition of revenue from membership contracts, membership origination costs and asset retirement obligations. In addition, the Company restated its financial statements for periods prior to 2003 to correct errors in accounting for prepayments of obligatory dues. The effects of these changes are contained in the Company’s 2003 Annual Report on Form 10K/ A. Prior to its resignation as the Company’s independent auditors, Ernst & Young LLP issued reports on the Company’s financial statements for the years ended December 31, 2003 and 2002 (as restated) which did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Ernst & Young LLP on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make references to them in their report on the Company’s financial statements for such years. The restatement is the subject of an investigation by the Securities and Exchange Commission. The Audit Committee exercises oversight over the Company’s response to this investigation.

      The Audit Committee has discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. In addition to its private sessions with the internal and independent auditors, the Audit Committee also meets privately with management.

      In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and also considered whether the provision of any non-audit services included in this proxy statement under “Independent Auditors — Principal Accounting Fees and Services” is compatible with maintaining their independence.

      In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, including the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. Mr. Deutsch joined the Board of Directors after that recommendation. Prior to that time, Martin Franklin, formerly a director, was a member of the Audit Committee. The Audit Committee has also appointed KPMG LLP as the Company’s independent auditors for 2004.

Members of the Audit Committee,

J. Kenneth Looloian, Chairman
Barry M. Deutsch
James F. McAnally, M.D.

Report of the Compensation Committee on Executive Compensation

Overview

      The Compensation Committee approves executive compensation, establishes compensation guidelines for corporate officers, and administers the Company’s stock option plan and any other incentive plans.

      Compensation for our executives is based on the core philosophy that we must attract and retain the best possible talent. This must be done in order to achieve our business objectives and increase the value of our Company for both our stockholders and employees. In addition, we must continually motivate our officers to achieve Company goals.

      The Compensation Committee believes that, in order for compensation to achieve these objectives, we must (i) pay competitively in both cash compensation and equity based pay and (ii) tie total compensation to results. In order for the Compensation Committee to achieve its mission and to ensure that the best possible decisions are reached, information and survey data is gathered from leading consulting firms that specialize in executive compensation.

Annual Cash Compensation

      Annual cash compensation for our executives consists of base salary and a year-end “at-risk” bonus. The base salary is established based on numerous factors, including the executive’s level of responsibility, individual performance, and competitive pay practices. The Company entered into employment agreements with each of its six top executives at the beginning of 2003. Salaries were set based on our philosophy of attracting and retaining the best possible executive talent. The year-end bonus is based on the overall Company performance and the executive’s individual contribution. Discretionary bonuses for 2003 were granted by the Compensation Committee based on a subjective evaluation of individual contributions.

Long-Term Incentives

      Long-term incentives are granted to executives to encourage them to act as owners of the business. This helps to insure that executives’ interests are closely aligned with the stockholders’ interest. Long-term incentives consist of stock options and restricted stock grants. Options granted to executives typically have a life of ten years and vest over a period of three years. The exercise price of the option is equal to the price of our common stock at the close of business on the day before the grant date. Options have no value to the executive unless the price of the Company’s stock increases. Restricted stock grants are generally used by the Compensation Committee to incent the executives to achieve certain Company performance measures established by the Compensation Committee. Generally restricted stock vests upon the achievement of specified performance goals. In the case of grants made in 2003, the restricted stock generally vests on the earlier of the achievement of the performance goals or four years from the date of grant.

Chief Executive Officer’s Compensation

      Mr. Toback’s base salary for 2003 was set effective as of January 1, 2003 pursuant to Mr. Toback’s new employment agreement and based on his increased duties as President and Chief Executive Officer of the Company. Mr. Toback’s bonus for 2003 was based on the Compensation Committee’s subjective evaluation of Mr. Toback’s performance as President and Chief Executive Officer of the Company in 2003.

Members of the Compensation Committee,

John W. Rogers, Jr., Chairman
Barry M. Deutsch
J. Kenneth Looloian
James F. McAnally, M.D.
Stephen C. Swid

PERFORMANCE GRAPH

Comparison of Cumulative Total Return

from January 1, 1999 to December 31, 2003*
Bally Total Fitness Holding Corporation, S&P 500 Index and
Russell 2000 Consumer Discretionary and Services Index

	1/1/1999	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

Bally	100	107	136	87	29	28
S&P 500	100	122	110	96	74	96
Russell 2000	100	111	84	106	88	123

*	Assumes $100 invested in Bally Total Fitness Holding Corporation common stock, the S&P 500 Index and the Russell 2000 Consumer Discretionary and Services Index on January 1, 1999. Total return for the S&P 500 Index and the Russell 2000 Consumer Discretionary and Services Index assumes reinvestment of dividends; there were no dividends declared on Bally Total Fitness Holding Corporation common stock.

We have included a reference to the cumulative total return of the Russell 2000 Consumer Discretionary and Services Index because we are included in that index, no published industry or line-of-business index is available and we do not believe there is a peer issuer group.

STOCKHOLDER PROPOSALS

Amalgamated Bank LongView SmallCap 600 Index Fund Proposal

      The following stockholder proposal has been submitted by Amalgamated Bank LongView SmallCap 600 Index Fund, as the claimed beneficial owner of 13,566 shares of common stock, with an address of 11-15 Union Square, New York, NY 10003. The proposal was submitted in accordance with Rule 14a-8 promulgated under the Exchange Act. If the proponent or a representative of the proponent who is qualified under Delaware law to present this proposal is present and submits the proposal for a vote at the annual meeting, the proposal will be voted on. Pursuant to federal securities regulations, the proposal is set forth below exactly as it was submitted by the proponent. To ensure readers can easily distinguish between material provided by the proponent and material provided by the Company, material provided by the proponent is shown in italics.

      RESOLVED: The stockholders of Bally Total Fitness Holding Corporation (“Bally” or the “Company”) request that the board of directors take the necessary steps in accordance with applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

      The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of the Company and its stockholders.

      Bally’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

      We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

      The evidence indicates that shareholders at other companies do not favor classified boards. In 2003 more than 20 companies — including Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Sprint, Great Lakes Chemical and Dow Jones — sought and received shareholder approval to declassify their boards. This number was up sharply from the previous year.

      We therefore urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.

      WE URGE YOU TO VOTE FOR THIS RESOLUTION.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

      The Board of Directors believes that its current classified board structure, which has been in place since the Company became a separate public entity in 1996, continues to be in the best interests of the Company and its stockholders. The Board believes that this structure provides continuity and facilitates long-term planning by the Board, enhances the independence of non-employee directors, allows the Company to attract better director candidates, and encourages potential acquirers to negotiate transactions with the Board that are fair to all stockholders. Further, the benefits of a classified board do not come at the expense of director accountability and responsiveness.

      The election of directors by classes is designed to prevent sudden disruptive changes to the composition of the Board by preventing the election of an entirely new Board in any one year. Under the classified structure, a majority of the Board generally will be experienced directors that have in-depth knowledge of the Company and its business and strategies. The Board believes that directors with in-depth knowledge are better able to make fundamental decisions about the Company and guide management in implementing such decisions. Three-year staggered terms allow experienced directors to evaluate projects and policies that will affect the growth and vitality of the Company well into the future, thus enhancing the strategic planning function of the Board.

      The Company believes that the classified board structure enhances the independence of the non-employee directors who sit on the Board by providing them with a longer assured term of office. The Company also believes that the longer term reduces management’s ability to pressure directors to act too quickly or in an uninformed manner. Further, the Company believes that longer terms help attract more qualified director candidates.

      A classified board may deter potential acquirers from attempting to gain control of the Company through devices that are not in the best interest of all stockholders, and it encourages potential acquirers to negotiate with the Board. Because at least two annual meetings of stockholders are generally required to effect a change in control of the Board, classification provides the incumbent directors with adequate time to review any takeover proposal, study appropriate alternatives and negotiate the best result for all stockholders. It is important to note that although the classified board is intended to cause a potential acquirer to negotiate with the Board, the existence of a classified board will not prevent a hostile acquisition.

      Regardless of the length of their term, the Company’s directors are required to uphold their fiduciary duties to the Company and its stockholders. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. The Board has adopted Corporate Governance Guidelines, which are available on the Company’s web-site, addressing areas affecting the accountability of each director to the Company and its stockholders, including director responsibilities, director qualifications and independence of a majority of the Board. In addition, at least annually, the Board will review the independence of all directors and will evaluate the Board’s performance and effectiveness.

      Finally, adoption of this proposal would not automatically result in the elimination of the classified board. Implementation of this proposal would require further action by stockholders to amend the Company’s Restated Certificate of Incorporation, which requires the affirmative vote of 75 percent of the shares entitled to vote. Your Board of Directors cannot change this requirement. Only the stockholders, by the same 75 percent majority, can do that. Further, currently elected directors would remain in office until the three-year terms for which they were elected expire. Consequently, the phasing out of the classified board envisioned in the proposal cannot be completed until at least the third annual meeting following amendment of the Restated Certificate of Incorporation.

Liberation Investments Proposals

      Liberation Investments L.P., the record holder of 100 shares of common stock and claimed beneficial owner of 956,504 shares of common stock, and Liberation Investments Ltd. (together with Liberation Investments L.P., “Liberation Investments”), the record holder of 100 shares of common stock and claimed beneficial owner of 504,696 shares of common stock, notified us by letter dated May 27, 2004 that they intend to submit the following proposals (the “Liberation Investments Proposals”) at the annual meeting and deliver a proxy statement and form of proxy to our stockholders and solicit a sufficient number of voting shares to approve the Liberation Investments Proposals. If the proponent or a representative of the proponent who is qualified under Delaware law to present these proposals is present and submits each proposal for a vote at the annual meeting, the proposals will be voted on. The proposals are set forth below exactly as they were submitted by Liberation Investments.

      In accordance with Rule 14a-4 promulgated under the Exchange Act, the Board of Directors is soliciting proxies in opposition to the Liberation Investments Proposals. To ensure readers can easily distinguish between material provided by the proponent and material provided by the Company, material provided by the proponent is shown in italics.

Proposal 1 — Separation of the office of the Chief Executive Officer and the Chairman of the Board.

RESOLVED, that the stockholders of the Company urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as the Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

      Notwithstanding the fact that virtually the same proposal was presented and rejected by the stockholders by a margin of more than 2 to 1 of those voting on the proposal at last year’s annual meeting, the Board of Directors, with the assistance of its professional advisors, has reviewed and considered this proposal. The Board has determined that it would not be in the best interests of the Company and its stockholders to impose an absolute rule prohibiting the Chief Executive Officer from also serving as Chairman of the Board. The Board has been, and continues to be, a strong proponent of independent leadership at the Board level. The Board should have the flexibility to determine the best leadership structure for the Company to achieve the optimal result for stockholders.

      Board structures vary greatly among U.S. corporations, and no single Board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success. Further, having one individual perform the role of Chief Executive Officer and Chairman is consistent with current U.S. laws (including the Sarbanes-Oxley Act, SEC regulations and the NYSE’s corporate governance standards).

      The Board believes that splitting the roles of Chief Executive Officer and Chairman would not enhance its independence. Independent Directors currently constitute five of the Board’s six members. At every Board meeting, these Directors have the opportunity to meet without management present and are obligated to meet without management at least four times a year. In addition, all of the members of the Audit Committee, Compensation Committee and Nominating Committee satisfy the independence requirements for their positions under current NYSE requirements. These Committees oversee critical issues, such as the integrity of our financial statements, the independence of outside auditors and the compensation of the Chief Executive Officer and senior management.

      All the members of the Board, including the Chairman, are bound by their fiduciary obligations under Delaware law to serve the best interests of the stockholders. Separating the offices of Chief Executive Officer and Chairman does not enable any director to fulfill his or her fiduciary duties any more or less than any other director. Despite serving as both Chief Executive Officer and Chairman of the Board, Mr. Toback has no greater or lesser vote on matters considered by the Board than does any other Director.

      The Board also believes that combining the offices of Chief Executive Officer and Chairman at this time contributes to a more efficient and effective Board. The Chief Executive Officer bears primary responsibility for managing our business day to day. As such, the Chief Executive Officer acts as the link between the Board and the operating company and provides critical leadership in achieving our strategic objectives. In fact, according to a recently published survey of the world’s 2,500 largest publicly traded corporations conducted by Booz Allen Hamilton, the stock of companies that split the Chief Executive Officer and Chairman roles performed worse than companies with a single Chairman/ Chief Executive Officer in 2001. The Booz Allen survey concluded that returns to investors are lower — 4.1% per year lower in North America and 4.7% lower in Europe — when the roles are split.

      The Board believes that prohibiting current and future Chief Executive Officers from serving as Chairman would not enhance the Board’s ability to fulfill its duties, and, accordingly, the Board believes that it should be free to exercise its judgment in determining who should serve as Chairman based on the Company’s then-current and anticipated future circumstances.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

Proposal 2 — Removal of the Company’s Stockholder Rights Plan.

RESOLVED, that the stockholders of the Company request that the Board of Directors redeem the Company’s stockholder rights plan and the rights issued thereunder and not adopt any new stockholder rights plan unless the holders of a majority of the outstanding shares approve the plan and the issuance of the rights thereunder at a meeting of the stockholders.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

      After giving this proposal extensive consideration, with the assistance of its professional advisors, the Board has determined that it must retain the discretion to take actions with respect to the rights plan without seeking a stockholder vote. The Board ultimately determined that maintaining the rights plan is in the best long-term and short-term interests of the Company and its stockholders. In considering the best interests of the Company and its stockholders, the Board took into account the interests of other stakeholders, such as employees, customers, suppliers and the communities in which the Company’s businesses are located, to the extent those interests are consistent with stockholders’ interests.

      The Board maintains the rights plan because it believes that a rights plan (i) helps to maximize stockholder value by protecting stockholders against unfair or coercive takeover tactics that do not provide fair value to all stockholders, such as a partial or two-tier tender offer, a “creeping acquisition” or other tactics that the Board believes are unfair to the Company’s stockholders, (ii) provides the Board with an important corporate governance tool that allows the Board more time to evaluate an acquisition offer and to bargain with a potential bidder on behalf of stockholders and (iii) is otherwise in the best interests of our stockholders.

      Some stockholders contend that dismantling takeover defenses benefits stockholders by providing a larger one-time gain in a change of control. The Board believes this is not only a narrow view of takeover defenses but is also wrong. The Board believes that the rights plan is at worst neutral but likely has a positive effect on stockholder value. The Board’s belief is supported by numerous studies and reports, including the following:

•	A 1994 study by University of Rochester economists Robert Comment and G. William Schwert who concluded that the adoption of rights plans has no meaningful effect on stock price. Significantly, they concluded that rights plans “are reliably associated with higher premiums for selling shareholders.” This study was published in the Journal of Financial Economics, volume 39, pages 3-43 (1995).

•	A 1997 study by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, which studied 319 merger and acquisition transactions completed between 1992 and 1996, found that companies with rights plans receive higher takeover premiums in both hostile and friendly transactions. This study also concluded that rights plans do not diminish stockholder value by preventing takeovers but were actually associated with higher overall stockholder value. This study is currently available on Georgeson’s website (www.georgeson.com/pdf/M&Apoisonpill.pdf).

      Thus, empirical evidence suggests that rights plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders. Indeed, many companies with rights plans have received unsolicited takeover proposals and have redeemed their rights after their board of directors concluded that the offer, as negotiated by such board of directors, adequately reflected the intrinsic value of the company and was fair and equitable to all stockholders.

      The Board believes that the Company’s takeover defenses, including its rights plan, are in the best short-term and long-term interests of the Company and its stockholders. The Board believes that the Company’s rights plan will encourage bidders to negotiate with the Board to develop an offer that the Board believes is in the best interests of the Company, its stockholders and other constituents. The rights plan allows time for analysis of any offer and provides the Board with an opportunity to negotiate the best terms of a transaction. The Board is of the view that the Company’s takeover defenses, including its rights plan, are particularly important under current circumstances, since the Board believes that the range of prices at which Bally stock recently has been trading does not properly reflect the inherent value of the Company.

      Further, if the Company’s rights plan is redeemed, circumstances could arise in the future where the adoption of such a plan would be an important mechanism for protecting the interests of the Company’s stockholders. Requiring a stockholder vote for the adoption of a new rights plan might impede the ability of the Board to adopt such a plan in a timely manner in the event that it determined it was appropriate to do so to protect the interests of the Company, its stockholders and other constituents.

      For the above reasons, the Board believes that the Company’s rights plan is in the best short-term and long-term interests of all of its stockholders, as well as our employees, customers, suppliers and the communities where the Company operates.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

Proposal 3 — Declassification of the Board.

RESOLVED, that the stockholders request the Board of Directors to take the steps necessary to declassify the Board of Directors so that all directors are elected annually and that the Company’s certificate of incorporation and by-laws be amended accordingly.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

This proposal addresses the same subject matter as the proposal of Amalgamated Bank LongView SmallCap 600 Index Fund set forth on page 16. For ease of reference, we are repeating here the statement in opposition to the Amalgamated Bank LongView SmallCap 600 Index Fund proposal on page 16.

      The Board of Directors believes that its current classified board structure, which has been in place since the Company became a separate public entity in 1996, continues to be in the best interests of the Company and its stockholders. The Board believes that this structure provides continuity and facilitates long-term planning by the Board, enhances the independence of non-employee directors, allows the Company to attract better director candidates, and encourages potential acquirers to negotiate transactions with the Board that are fair to all stockholders. Further, the benefits of a classified board do not come at the expense of director accountability and responsiveness.

      The election of directors by classes is designed to prevent sudden disruptive changes to the composition of the Board by preventing the election of an entirely new Board in any one year. Under the classified structure, a majority of the Board generally will be experienced directors that have in-depth knowledge of the Company and its business and strategies. The Board believes that directors with in-depth knowledge are better able to make fundamental decisions about the Company and guide management in implementing such decisions. Three-year staggered terms allow experienced directors to evaluate projects and policies that will affect the growth and vitality of the Company well into the future, thus enhancing the strategic planning function of the Board.

      The Company believes that the classified board structure enhances the independence of the non-employee directors who sit on the Board by providing them with a longer assured term of office. The Company also believes that the longer term reduces management’s ability to pressure directors to act too quickly or in an uninformed manner. Further, the Company believes that longer terms help attract more qualified director candidates.

      A classified board may deter potential acquirers from attempting to gain control of the Company through devices that are not in the best interest of all stockholders, and it encourages potential acquirers to negotiate with the Board. Because at least two annual meetings of stockholders are generally required to effect a change in control of the Board, classification provides the incumbent directors with adequate time to review any takeover proposal, study appropriate alternatives and negotiate the best result for all stockholders. It is important to note that although the classified board is intended to cause a potential acquirer to negotiate with the Board, the existence of a classified board will not prevent a hostile acquisition.

      Regardless of the length of their term, the Company’s directors are required to uphold their fiduciary duties to the Company and its stockholders. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. The Board has adopted

Corporate Governance Guidelines, which are available on the Company’s web-site, addressing areas affecting the accountability of each director to the Company and its stockholders, including director responsibilities, director qualifications and independence of a majority of the Board. In addition, at least annually, the Board will review the independence of all directors and will evaluate the Board’s performance and effectiveness.

      Finally, adoption of this proposal would not automatically result in the elimination of the classified board. Implementation of this proposal would require further action by stockholders to amend the Company’s Restated Certificate of Incorporation, which requires the affirmative vote of 75 percent of the shares entitled to vote. Your Board of Directors cannot change this requirement. Only the stockholders, by the same 75 percent majority, can do that. Further, currently elected directors would remain in office until the three-year terms for which they were elected expire. Consequently, the phasing out of the classified board envisioned in the proposal cannot be completed until at least the third annual meeting following amendment of the Restated Certificate of Incorporation.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

Proposal 4 — Adoption of Mandatory Retirement Age.

RESOLVED, that the stockholders request the Board of Directors to take the steps necessary to amend the by-laws to require that directors retire upon attaining the age of 75.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

      The Board of Directors believes that having a superior Board is imperative at all times but is particularly essential during more difficult times, when Board experience can provide the stability and know-how to allow the Company to develop and carry out complex strategic plans. Prohibiting an eminently qualified person from serving as a director for the sole reason that he or she has attained the age of 75 is as counterproductive as any other broad objective limitation on management personnel. For example, such an age limitation would prohibit Alan Greenspan, age 78, from being nominated for re-appointment as Chairman of the Federal Reserve Board.

      As the United States government and various state governments have recognized in the passage of multiple laws prohibiting age-related discrimination, there is no legitimate scientific or other basis for the establishment of an arbitrary age for retirement. Our legal counsel has advised us that under certain conditions directors are protected under the discrimination laws from age discrimination. Based on this determination, we are concerned that implementation of the proposed amendment may violate age discrimination laws at both the state and federal level and potentially expose the Company to civil liability and to actions by state and federal enforcement agencies.

      It is the Board’s position that a policy mandating retirement from the Board at the age of 75, without regard to the potential contributions of the individual in question, could deprive us of the services of extremely able and dedicated directors whose experiences and areas of expertise contribute to the quality and diversity of the Board as a whole. We believe that a Board member’s ability to serve the Company is determined by such individual’s unique qualifications, in the context of the overall composition of the Board and the Company’s management needs, and not by such individual’s age. As described above under “Information Relating to the Board of Directors and Certain Committees of the Board — Nominating Committee”, the Nominating Committee considers nominees for Director based on a variety of detailed criteria, which the Board believes identify the important characteristics members of the Board should possess. Age is not among these characteristics. Our Board believes no single factor, including age, should determine Board eligibility. As a health and fitness company, we believe that chronological age is an arbitrary measure of a person’s health and ability to make meaningful contributions. Consequently, decisions regarding Directors should be made by the Board and stockholders on an individual rather than categorical basis.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

CERTAIN TRANSACTIONS

      During 2003, Bally paid approximately $2.4 million for goods and services (principally consisting of exercise equipment for our fitness centers) from a NYSE-listed company which employed a relative of Mr. Wildman. Bally believes that the terms of the arrangement were at least as favorable to Bally as those which could be obtained from unrelated parties.

INDEPENDENT AUDITORS

Principal Accounting Fees and Services

      Ernst & Young LLP was our independent auditor during the 2003 and 2002 fiscal years.

      Audit Fees. Audit fees of Ernst & Young LLP during the 2003 and 2002 fiscal years were associated with the annual audit of our consolidated financial statements, reviews of our quarterly reports filed with the Securities and Exchange Commission and fees related to other regulatory filings. Audit fees for 2003 were $1,844,000, largely as a result of changes in accounting methods and other matters referred to below. Audit fees for 2002 were $793,000.

      Audit-Related Fees. Audit-related fees for services of Ernst & Young LLP during the 2003 and 2002 fiscal years included audits of our employee benefit plan financial statements and separate audits of subsidiaries and affiliated entities not required by statute or regulation. Audit-related fees for 2003 were $24,000. Audit-related fees for 2002 were $122,000.

      Tax Fees. No tax service fees were paid to Ernst & Young LLP for the 2003 fiscal year. Fees for tax services provided by Ernst & Young LLP during the 2002 fiscal year for tax compliance, advice and planning were $64,000.

      All Other Fees. Other fees paid to Ernst & Young LLP for 2003 included $2,500 for a subscription to EY On-line, an accounting research tool. No other fees were paid to Ernst & Young LLP in 2003 and 2002.

Pre-Approval Policy and Procedures

      The Audit Committee has adopted policies and procedures, which have been in effect for several years, relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent auditors. This policy generally provides that the Company will not engage its independent auditors to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or, in certain cases, its Chairman. All fees paid to our independent auditors have been approved by the Audit Committee consistent with its policies and procedures regarding audit and non-audit services.

Auditor Resignation; Retention of New Auditor

      As we have previously reported, Ernst & Young LLP resigned as our independent auditors effective as of May 10, 2004, upon the filing with the Securities and Exchange Commission of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2004.

      Ernst & Young LLP’s reports on our financial statements for the years ended December 31, 2003 and 2002 (as restated) did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      In connection with its audits of our financial statements as of December 31, 2003 and 2002 and for the years then ended and through May 10, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their report on our financial statements for such years.

      During 2003 we changed our accounting methods effective January 1, 2003 related to the recognition of revenue from membership contracts, membership origination costs, and asset retirement obligations. In applying the new method of membership revenue accounting, in consultation with our independent auditors, it was determined that the methods and processes related to accounting for the deferral of revenue related to prepayments of non-obligatory dues revenue resulted in errors. As a result, we have presented restated financial statements contained in our 2003 Annual Report on Form 10-K/ A correcting the errors in prior periods and have been informed by our independent auditors that the processes and methods giving rise to the errors are indicative of a material weakness in internal accounting control with respect to such processes and methods.

      We have made changes to our systems and processes related to the deferral of prepayments of non-obligatory dues revenue and believe our current controls over such systems and processes are effective.

      During the years ended December 31, 2003 and 2002 and through May 10, 2004, there have been no other reportable events (as defined in Regulation S-K promulgated under the Exchange Act, Item 304(a)(1)(v)).

      On May 18, 2004, the Audit Committee approved the engagement of KPMG LLP as its independent auditors for the fiscal year ending December 31, 2004 to replace Ernst & Young LLP. Representatives of KPMG LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. During the two most recent fiscal years and the subsequent interim period through May 18, 2004, we did not consult with KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

OTHER BUSINESS

      In addition to the matters described above, after the meeting there will be a brief presentation by the Chairman of the Board and a general discussion period during which stockholders will have an opportunity to ask questions.

      Management knows of no other business to be presented for action at the annual meeting. If other matters properly come before the annual meeting or any adjournment thereof, the persons named as proxies will vote upon them in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Bally is required to identify any director, executive officer or beneficial owner of more than 10 percent of the common stock, or any other person subject to Section 16 of the Exchange Act, that failed to file on a timely basis, as disclosed in their forms, reports required by Section 16(a) of the Exchange Act. Based on a review of forms submitted to us, during 2003 Mr. Franklin, formerly a director, was late in filing four forms related to five transactions, Mr. Swid was late in filing one form related to one transaction, and Theodore P. Noncek, Vice President and Controller, was late in filing one form related to one transaction. All other such filing requirements were complied with by our directors and executive officers.

EXPENSE OF SOLICITATION

      The cost of this solicitation will be borne by Bally. In addition to the use of the mail, proxy solicitation may be made by telephone, facsimile, e-mail and personal interviews by regular employees of Bally. Bally has retained MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, to assist in the soliciting of proxies and will pay that firm a fee of $6,500, plus out-of-pocket expenses for such services. Bally will also reimburse brokerage houses and others for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Bally expects to hold its next annual meeting of stockholders before June 30, 2005. Stockholder proposals for inclusion in the proxy materials relating to the next annual meeting must be received by Bally at its principal executive offices on or before February 27, 2005. Under the Company’s by-laws, in order to bring a proposal before the annual meeting, a stockholder must give the Company notice of the proposal not less than 60 days before the date of the meeting. If, however, less than 70 days prior notice or prior disclosure of the meeting date is given to stockholders, stockholders may notify the Company of a proposal up until the tenth day following the notice or disclosure. Stockholder proposals should be directed to Cary A. Gaan, Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

ANNUAL REPORT

      Bally will provide without charge to any stockholder as of the record date who so requests in writing a copy of its Form 10-K and, if specifically requested, the exhibits thereto. Requests for such copies should be directed to Cary A. Gaan, Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

By order of the Board of Directors,

Cary A. Gaan, Secretary

Chicago, Illinois

June 23, 2004

Please execute, date and return promptly

the enclosed proxy card in the
postage-paid envelope provided or
vote via the internet or touch-tone telephone.

Exhibit A

BALLY TOTAL FITNESS HOLDING CORPORATION

(together with its subsidiaries, the “Company”)

AUDIT COMMITTEE CHARTER

      The Board of Directors of the Company (the “Board”) adopted and approved this charter (“Charter”) of the Audit Committee (the “Audit Committee”) on January 28, 2004.

I.	Overview

      A. The Audit Committee represents and assists the Board in fulfilling its responsibility for oversight of:

1. the integrity of the Company’s financial statements;

2. the Company’s compliance with legal and regulatory requirements;

3. the independent auditor’s qualifications and independence; and

4. the performance of the Company’s internal audit function and independent auditor.

      B. The independent auditor directly reports to the Audit Committee. The Audit Committee is also charged with preparing an audit committee report as required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

      C. The Audit Committee’s responsibility is limited to oversight. Although the Audit Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations. These are the responsibilities of management, the internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “Internal Auditors”) and the independent auditor.

      D. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Audit Committee and for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

II.	Composition

      A. The Audit Committee will consist of at least three members of the Board that the Board, in its business judgment, determines are (or become within a reasonable time after being appointed to the Audit Committee) financially literate. The Board will include one member who qualifies as an audit committee financial expert, as defined by the SEC. The Board also must determine, in its business judgment, that at least one member of the Audit Committee has accounting or related financial management expertise in accordance with NYSE listing standards. The Board may presume that a member meeting the criteria for an audit committee financial expert satisfies this requirement. Members may be removed from the Audit Committee, with or without cause, by the Board.

      B. Each member must be free of any relationship to the Company that may interfere with his or her exercise of judgment independent of management and the Company and must satisfy the SEC’s and NYSE’s requirements for independent director.

III.	Chair

      The Board will appoint one member of the Audit Committee as chairperson, who will be responsible for leadership of the Audit Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board. The chairperson will also maintain regular liaison with the

Company’s chief executive officer, chief financial officer and manager of internal audit as well as the lead partner for the independent auditor. The chairperson is hereby delegated the authority to act on behalf of the Audit Committee in his or her discretion and specifically to approve non-audit services provided to the Company by the independent auditor, subject to restrictions, if any, on delegation of the Audit Committee’s duties and responsibilities provided by law, regulation and the terms of this Charter.

IV.	Responsibilities

      The following tasks are the responsibility of the Audit Committee.

      A. Select, retain and terminate when appropriate, the independent auditor, set the independent auditor’s compensation, and pre-approve all audit services to be provided by the independent auditor.

      B. Oversee the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

      C. Pre-approve all permitted non-audit services to be performed by the independent auditor (including the fees and terms thereof).

      D. Establish procedures for the confidential and anonymous receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

      E. Engage independent counsel and other advisers as it determines necessary to fulfill its responsibilities.

      F. Determine the amounts necessary to pay:

1. the independent auditor;

2. any advisers employed by the Audit Committee; and

3. the administrative expenses of the Audit Committee.

      G. Recommend to the Board whether the financial statements should be included in the Company’s annual report on Form 10-K and provide the Company with the report of the Audit Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

      H. At least annually:

1. conduct a performance evaluation of the Audit Committee;

2. evaluate the adequacy of this Charter; and

3. consider the independence of the independent auditor, including whether the provision by the independent auditor of permitted non-audit services is compatible with independence.

      I. Receive and respond appropriately to any report from the independent auditor of information that an illegal act, whether or not material to the financial statements of the Company, has or may have occurred.

      J. Review and discuss with management and the independent auditor: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (iii) the effect of regulatory and accounting initiatives, including any off-balance sheet structures, on the Company’s financial statements.

      K. Review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. The Audit Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

      L. Before the independent auditor files its audit report with the SEC, review and discuss with the independent auditor a report from the independent auditor regarding:

1. all critical accounting policies and practices used in the annual report;

2. all alternative treatments within GAAP for policies and practices of material items that were discussed with management, including the ramifications of their use and the treatment preferred by the independent auditor; and

3. other material written communications between the independent auditor and management.

      M. At least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review, the Audit Committee shall:

1. obtain and review a report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

2. discuss with the independent auditor its independence from the Company and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with the Independence Standards Board Standard 1, and consider the impact that any relationship or services may have on the objectivity and independence of the independent auditor.

      N. Assure the timely rotation of the lead audit partner as required by law.

      O. Review with management and the independent auditor, before publication, the annual and quarterly financial statements of the Company, including:

1. the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

2. any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the SEC; and

3. the items required by Statement of Auditing Standards No. 61 in the case of the annual statements and Statement of Auditing Standards No. 71 in the case of the quarterly statements.

      P. Discuss with management the Company’s earnings press releases prior to release, as well as guidelines for financial information and earnings guidance provided publicly.

      Q. Discuss with management the Company policies with respect to risk assessment, risk management, and the Company’s significant risk exposures and the action that management has taken to limit, monitor and control such expenses and review contingent liabilities and risks and major legislative and regulatory developments that could be material to the Company.

      R. Periodically meet separately with management, Internal Auditors (or other personnel responsible for the internal audit function) and the independent auditor.

      S. Review with the independent auditor, the Internal Auditors, and management:

1. the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries; and

2. current accounting trends and developments.

      T. Set policies for hiring employees or former employees of the independent auditor.

      U. Report (i) regularly to the Board regarding the activities of the Audit Committee; (ii) any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, and the performance of the Company’s internal audit function; and (iii) any other matter the Audit Committee determines is necessary or advisable to report to the Board.

      V. Discuss with management and the independent auditor any related-party transactions brought to the Audit Committee’s attention which could reasonably be expected to be disclosed in the Company’s financial statements or other documents filed with the SEC.

      W. Discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

      X. Discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

      Y. Oversee the implementation of the Code of Business Conduct, Practices and Ethics (the “Code”) and review any allegation that an executive officer or director may have violated the Code and report its findings to the Board.

V.	Meetings

      The Audit Committee shall meet at least four (4) times during each fiscal year and more frequently as the Audit Committee deems desirable.

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
www.ballyfitness.com

PROXY	PROXY

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue, Chicago, Illinois 60631

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Cary A. Gaan and William G. Fanelli, or either of them, proxies of the undersigned with full power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held at 8:30 a.m. (local time) on July 29, 2004 at Bally’s fitness center located at 3554 Mayfield Road, Cleveland Heights, OH 44118, or at any postponement or adjournment thereof.

The Board of Directors unanimously recommends a vote FOR proposal number (1).

The Board of Directors recommends a vote AGAINST proposal number (2).

The Board of Directors recommends a vote AGAINST proposal number (3).

The Board of Directors recommends a vote AGAINST proposal number (4).

The Board of Directors recommends a vote AGAINST proposal number (5).

The Board of Directors recommends a vote AGAINST proposal number (6).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposal number (1), against proposal numbers (2)(3)(4)(5) and (6), and in favor of granting discretionary authority in proposal number (7). SEE REVERSE SIDE.

(Comments/Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

................................................................................................................................................................ ...................................................
           FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

ENTRANCE PASS — 2004 ANNUAL MEETING OF STOCKHOLDERS

This is an entrance pass for the 2004 annual meeting

of stockholders of Bally Total Fitness Holding Corporation.
In order to attend the annual meeting, you bring this pass with you.

BALLY TOTAL FITNESS HOLDING CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Control Number

	For	Withhold	For All
	All	All	Except
1. Election of the following Class II Director nominees for three-year terms expiring in 2007: James F. McAnally, M.D. John W. Rogers, Jr.
The Board of Directors unanimously recommends a vote FOR ALL the above nominees. Nominee Exception

	For	Against	Abstain
2. Stockholder proposal by Amalgamated Bank LongView SmallCap 600 Index Fund to declassify the Board of Directors. The Board of Directors recommends a vote AGAINST proposal number (2).
3. Stockholder proposal to separate the office of the Chief Executive Officer and the Chairman of the Board. The Board of Directors recommends a vote AGAINST proposal number (3).
4. Stockholder proposal to remove the Company’s stockholder rights plan. The Board of Directors recommends a vote AGAINST proposal number (4).
5. Stockholder proposal by Liberation Investments L.P. to declassify the Board of Directors. The Board of Directors recommends a vote AGAINST proposal number (5).
6. Stockholder proposal to adopt a mandatory retirement age for Directors. The Board of Directors recommends a vote AGAINST proposal number (6).

Discretionary	Authority
Granted	Withheld
7. In their discretion on all other matters as may properly come before the annual meeting, including any motion to adjourn or postpone the meeting or other matters incidental to the conduct of the meeting.

Comments/ Change of Address	[ ]

Date: _____________________ , 2004

Signature(s)

Signature(s)

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

é              FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL             é

BALLY TOTAL FITNESS HOLDING CORPORATION

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Bally Total Fitness Holding Corporation that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

• Accessing the World Wide Web site http://www.eproxyvote.com/bft/ to vote via the internet.

• Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

• Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the internet any time prior to 11:59 p.m. Central Time, July 28, 2004. You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.